COMPRESSION FACILITY AGREEMENT

     THIS GAS PURCHASE AGREEMENT (this "Agreement") made and entered into as of the 9th day of January, 2004 (the "Effective Date"), by and between Nathaniel Energy Corporation ("Nathaniel"), 8001 South InterPort Boulevard, Suite 260, Englewood, Colorado 80112, and Nexus Energy Company ("Nexus"), 300 North Main Street, Wichita, Kansas 67202, each referred to herein as a "Party" and collectively referred to as the "Parties".

                                    RECITALS:

     WHEREAS, Nexus gathers and/or transports gas throughout Eastern Baca County, Colorado; and

     WHEREAS, said gas is delivered to two separate central delivery points ("CDP")in Baca County; and

     WHEREAS, Nathaniel's CDP named the "Spelunker CDP" situated in Section 20 of T335-R43W, Baca County, Colorado, receives 2.2 to 2.5 MMCFPD from Nexus; and

     WHEREAS,  the Duke Field  Services CDP named the "Flank  CDP",  situated in
     Section 33 of T335, R42W, receives 3.2 to 4.0 MMCFPD from Nexus; and

     WHEREAS, Spelunker CDP gas volume has a helium content of 1.7% of total flow and the Flank CDP gas volume has a helium content of 1% of total flow; and

     WHEREAS, Nexus proposes to move gas from the Flank CDP to the Spelunker CDP, which will require an estimated 6,065 feet of eight-inch (8") supply line to be provided and installed by Nexus.

     NOW, THEREFORE, in consideration of the representations, covenants, and conditions herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE 1.
COMBINED VOLUMES AND COSTS ASSOCIATED WITH THE PROJECT

1.1 Nexus shall deliver 3.2 to 4.0 MMCFPD from the Flank CDP to the Spelunker CDP which will require installation of compression at the Spelunker CDP in order to manage line pressure on the Flank and Spelunker systems.

1.2 The parties agree that estimated suction pressure of 20 psig and a discharge pressure of 110 psig on the compression, with the combined volumes of the Spelunker and Flank CDP systems will produce an expected increase of gas volume yield to 6.9 MMCFPD.

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1.3 The term of this Agreement  shall be for an initial period of ten (10) years from the in-service date, and shall be extended for a second ten (10) year term, provided that Nexus is capable of producing commercial quantities of gas from the Flank and Spelunker CDP's. Nexus shall use all reasonable means to acquire, install, test and startup the pipeline and compression facility by February 15, 2004.

1.4 Costs associated with this project include, but are not limited to Compression, Compression Installation, Daily Compression Monitoring, Coolant and Lubricants, compressor fuel gas. The equipment and related services shall be itemized and specifically set forth in Exhibit A, attached hereto and incorporated herewith by reference.

1.5 Itemization of costs shall be substantial and verified by bids, invoices or other authentication and/or documentation Nathaniel shall have the right to request copies of all documentation related to charges associated with this facility and shall have the right to audit Nexus' books on an annual basis.

1.6 Nathaniel and Nexus shall mutually review and share equally the aforementioned costs, amortized over the term of this Agreement, provided that costs of acquisition shall terminate at such time as the costs of respective equipment or leases thereof are paid in full. Aforementioned estimated costs and related services are specifically listed and set forth in Exhibit "A" and shall be paid per the terms of Article 1.7 and Exhibit A..

1.7 Payment for costs shall be paid equally between the parties. Two payments shall be made by Nathaniel for compressor installation, The first payment of one half of the estimated installation costs agreed upon by the parties being due 30 days after successful startup of the facility. The second payment will be due 60 days after successful startup of the facility and will be based on actual final costs. Payments for compressor lease, maintenance, operating labor, fluids and fuel gas shall be billed monthly based on actual costs per the terms of Exhibit A.

1.8 Any additional costs shall be evaluated by the respective parties and mutually agreed to in advance via signed writing.

                                   ARTICLE 2.
                         EQUIPMENT AND RELATED SERVICES

2.1 Nexus shall be responsible for the acquisition, installation, maintenance, and monitoring of the compression equipment. Nexus shall provide all required Federal, State and local permits. Nexus shall provide a detailed description to Nathaniel of compressor specifications, including horsepower, operating pressures, manufacturer recommended annual maintenance, and daily fuel usage. A copy of the lease agreement is attached as Exhibit C.

2.2 Nexus shall supply the trained and certified personnel necessary to maintain and monitor the compression equipment. (See description of compression equipment and related services, attached hereto in Exhibit A and incorporated herein by reference).

2.3 Nexus shall be responsible for establishing the associated utilities (electrical) and! or fuel gas as required for compression.

2.4 Nathaniel shall acquire and install a new meter run at the Spelunker CDP.

2.5 Nexus shall be responsible for the costs associated with the purchase and installation of the V6,065 linear feet of 8" supply line from the Flank CDP to the Spelunker CDP.

2.6 Nexus shall indemnify and hold Nathaniel harmless from any and all environmental damages which result from operation of the compression or gathering facilities or pipeline.

2.7 Nexus shall provide Nathaniel with easements or other right of access to the compressor facility for the term of the agreement or any extensions.

2.8 Nexus and Nathaniel shall be equal owners of the facility and Nathaniel shall have first right of refusal in the event Nexus offers their ownership in the compression facility, gathering or pipeline for sale.

2.9 Nexus shall obtain mechanics lien waivers and hold Nathaniel harmless for failure to pay any subcontractor in the construction or maintenance of the compressor facility over the term of this Agreement.

2.10 Gas delivered shall be free of salts, and other contaminants, and shall have a free water content of less than 1 pound per MMCF.


                                   ARTICLE 3.
                        PAYMENT RATE FOR GAS TRANSPORTED

3.1. Nexus will pay Nathaniel $0.05 per MCF transported on the Keyes Helium gathering line from Spelunker to the Keyes Helium plant at Keyes, Oklahoma.

3.2. Nexus will pay Nathaniel a compression fee equal to 4% of all the dekatherms compressed at Spelunker CDP. For the purpose of example, if Nexus delivers 160,000 dekatherms in a given month for compression at Spelunker, Nathaniel would be entitled to 6,400 dekatherms. Nexus will sell Nathaniel's 6,400 dekatherm as a part of their marketing agreement. If the market price were $4.50 per dekatherm, Nathaniel would be entitled to a payment of $28,800 for the given month.

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


3.3 The contained Helium will be acquired based on the percentage of Helium content by volume of the gas stream gathered from the Flank CDP to the Spelunker CDP to the Keyes Helium plant at Keyes, Oklahoma under this agreement as detailed in Exhibit "B", attached hereto and incorporated by reference.

3.4 Nexus will dedicate all gas gathered on the Spelunker and Flank systems to the Keyes Helium system. Nexus shall, however, have the option to take all of their gas to the Flank CDP during those times that El Paso, Northern Natural or Keyes Helium are unable to accept the Nexus volumes. When flow can be resumed to the Keyes Helium system, Nexus will return flow to the Spelunker CDP.

3.5 Nathaniel acknowledges that Nexus volumes are subject to interruptions. Circumstances that could possibly lead to interruption include, but are not limited to: pipeline repair, dehydration repair, gas well shut-in or abandonment and termination of gathering agreements. In the event of interruptions, Nexus will restore volumes as soon as practically possible. Nexus shall provide immediate notice to all affected parties of interruptions and an estimate of the duration of the interruption.

                                   ARTICLE 4.
                                  MISCELLANEOUS

4.1 This Agreement was jointly drafted by counsel for Nathaniel and Nexus and shall not be strictly construed against either Nathaniel or Nexus.

4.2 Any communications provided for hereunder or in regard to this Agreement shall be in writing and addressed to the attention of the parties as described below via U.S. Mail or facsimile. Communications mailed to Nathaniel Energy shall be sent to 8001 South InterPort Boulevard, Suite 260, Englewood, Colorado 80112, phone: (303) 690-8300, fax: (303) 539-0741, to the attention of Cliff
Barker. Communications mailed to Nexus Energy Company shall be sent to 300 North Main Street, Suite 309, Wichita, Kansas, 67202, phone: (316) 267-0155, fax:
(316) 267-0145, to the attention of Rick Wightman. The person designated to receive communications or the address to receive mail may be changed by providing written notice to the other party.

4.3 The parties hereto each acknowledge that this Agreement constitutes the entire agreement among them with respect to the matter discussed herein. All prior negotiations, statements or representations are superseded and displaced hereby.

4.4 Notwithstanding any provision herein to the apparent contrary, nothing herein contained is intended, nor shall it be construed to create, recognize or ratify any third party beneficial rights.

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


4.5 The laws of the State of Colorado shall govern the construction and interpretation of this Agreement and any claim, dispute or other matter arising out of this Agreement.

4.6 In the event that any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision did not exist.

4.7 All of the definitions, provisions and tenns hereof (with the exception of headings) are contractual and are not mere recitals.

4.8 This Agreement may be executed in multiple counterparts, all of which shall constitute a single agreement. Execution of this Agreement via facsimile shall be effective, and signatures received via ftiesimile shall be binding upon the parties hereto and shall be effective as originals.

4.9 Dispute Resolution. As to any controversy, claim or dispute between the parties arising out of the interpretation or performance of this Agreement the parties shall first negotiate in good faith to resolve such dispute. If the parties are unable to resolve the dispute to their mutual satisfaction within thirty (30) days after one party gives written notice to such effect to the other, either party may submit the dispute to arbitration for final settlement conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA"). Unless the decision of the arbitrators shall otherwise direct, the parties shall bear equally the costs and expenses of the arbiiration and each party shall bear its own costs and expenses of its own counsel, advisors and experts.

EXECUTED in multiple originals, each of equal dignity, on the dates set forth below:

NATHANIEL ENERGY CORPORATION                NEXUS ENERGY COMPANY
----------------------------                --------------------

By: /s/ George Cretecos                     By: /s/ Rick Wightman
   --------------------                        ------------------

Name: George Cretecos                       Name: Rick Wightman
                                                  -------------
Title: Chief Operating Officer              Title: Manager
                                                  -------------
Dated: January 9, 2004                      Dated: 1/9/03
                                                  -------------

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

                                    EXHIBIT A
                                    ---------

This Exhibit A is incorporated and made part of the Agreement dated January 9, 2004 between Nathaniel and Nexus. Nathaniel and Nexus shall mutually review and share equally the costs associated with the equipment and services identified below, amortized over the term of this Agreement, provided that costs of acquisition shall terminate at such time as the costs of respective equipment or leases thereof are paid in fu11.

These estimated equipment costs and related services are described and set forth below:




        DESCRIPTION:                                    ANNUAL COSTS:
        -----------                                     ------------

1:      Compression Equipment                           $163,000

2:      Compression Installation                        $35,000

3:      Ancillary Equipment & Parts                     $10,000

4:      Daily Compression Monitoring & Support          $15,000

5:      Compressor Fluids (Coolant and Lubricants)      $1,200

7:      Fuel Gas                                         TBD



Payment for costs shall be paid equally between the parties. Payments for Nathaniel's share of the compressor lease and maintenance agreement shall be made on a monthly basis from actual billings by the compressor vendor to Nexus. Compressor facility installation payment shall be made based on actual costs and paid per the terms of Article 1 .7. Ancillary Equipment and Parts are not anticipated and will be billed on a mutually agreed basis if greater than $500. Daily Monitoring and Support and Compressor Fluids shall be billed monthly on an actual basis. Fuel gas shall be metered and billed monthly on an actual cost basis

                                   EXHIBIT B
                                   ---------

This Exhibit B is incorporated and made part of the Agreement dated January 9, 2004 between Nexus and Nathaniel. If the stream of gas delivered to Keyes has helium content of 1.5% or greater then KHC will pay N/EAC $.l0 per MCF delivered. If the blended stream is 1.2% to 1 .5% the compensation drops to $.09 per MCF delivered. 1% to 1.2% equals $.08 per MCF delivered. Below 1% equals $.05. This proposal is consistent with the existing processing agreement.

"Nathaniel will compensate Nexus for helium recovered from the gas stream delivered to the Spelunker CDP utilizing the following parameters:

          Should the blended gas stream at the Spelunker CDP contain 1.5% helium by volume, Nathaniel will pay Nexus $.10 MCF of blended gas delivered to the Spelunker CDP
          For volumes of blended gas with helium content from 1.2% to 1.5% by volume, Nathaniel will pay Nexus $.09 per MCF of blended gas delivered to the Spelunker CDP.
          For volumes of blended gas with helium content from 1% to 1.2% by volume, Nathaniel will pay Nexus $.08 per MCF of blended gas delivered to the Spelunker CDP.
          For volumes of blended gas with helium content below 1% by volume, Nathaniel will pay Nexus $.05 per MCF of blended gas delivered to the Spelunker CDP.

Nexus will be responsible for distribution of helium revenue to the appropriate producer upstream of the Spelunker CDP. Producers receiving helium distribution will be responsible any royalty and tax and payments associated with the helium payments."